Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) to register an additional 1,703,584 shares of common stock filed on March 16, 2022 pertaining to the Thryv Holdings, Inc. 2020 Incentive Award Plan of our reports dated March 15, 2022, with respect to the consolidated financial statements of Thryv Holdings, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Thryv Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas
March 16, 2022